Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. to Present at NAREIT’s REITWeek 2017

New York, June 2, 2017 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that Scott Bowman, Chief Executive Officer and President of GNL, and Nick Radesca, Chief Financial Officer of GNL, are scheduled to present at REITWeek 2017: NAREIT’s Investor Forum®, which will be held at the New York Hilton Midtown in New York City from June 6-8, 2017. GNL’s presentation will take place on Wednesday, June 7, 2017 at 12:30 PM ET.

A live audio webcast of the presentation will be available on GNL’s website. Details on accessing the webcast can be found below.

Webcast Details

Date: Wednesday, June 7, 2017

Time: 12:30 PM ET

Webcast Link: http://reitstream.com/reitweek2017/globalnetlease

The webcast will be available to view at www.globalnetlease.com for 90 days following the presentation.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Vice President Investor Relations mfurbish@globalnetlease.com (212) 415-6500	Scott J. Bowman Chief Executive Officer and President Global Net Lease, Inc. sbowman@globalnetlease.com (212) 415-6500